UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 1, 2006
THE LUBRIZOL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-5263	34-0367600

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

29400 Lakeland Boulevard, Wickliffe, Ohio	44092-2298

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (440) 943-4200
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On May 1, 2006, The Lubrizol Corporation’s (“Lubrizol”) subsidiaries — Noveon, Inc., Noveon Hilton Davis, Inc., Noveon Kalama, Inc., Noveon Textile Chemicals, Inc., Lubrizol Foam Control Additives, Inc. and Lubrizol do Brasil Aditivos Ltda. (collectively, the “Sellers”) – completed the divestiture of Lubrizol’s food ingredients and industrial specialties businesses (“FIIS”) to SPM Group Holdings, LLC, a Delaware limited liability company and affiliate of Sun Capital Partners, Inc., a private investment firm with headquarters in Boca Raton, Florida. In consideration for FIIS, the Sellers received cash proceeds of approximately $269.7 million, which is subject to certain post-closing adjustments for net working capital.
     FIIS consists of equipment, machinery, real estate, intellectual property and other assets relating to a fine chemicals group, a specialty polymers and additives group and a performance materials group. FIIS previously reported into the Specialty Chemicals segment of Lubrizol. Most of the FIIS divestiture reported into the consumer specialties product line while a small portion reported into the performance coatings product line.
     A copy of the press release announcing the completion of the sale is attached hereto as Exhibit 99.2 and is incorporated by reference. A copy of the Asset Purchase Agreement is attached as Exhibit 10.1 and is incorporated by reference.
Item 2.01 Completion of Acquisition or Disposition of Assets
     The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 2.01.
Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
10.1	Asset Purchase Agreement, dated March 16, 2006, by and among Noveon, Inc., Noveon Hilton Davis, Inc., Noveon Kalama, Inc., Noveon Textile Chemicals, Inc., Lubrizol Foam Control Additives, Inc., Lubrizol do Brasil Aditivos Ltda., and SPM Group Holdings, LLC

99.1	Unaudited Pro Forma Consolidated Financial Information

99.2	Press release dated May 1, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LUBRIZOL CORPORATION
Date May 5, 2006
	By:	/s/ Leslie M. Reynolds

Name: Leslie M. Reynolds
Title: Corporate Secretary and Counsel

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